Exhibit 10.1

FIRST AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This First Amended and Restated Employment Agreement (“Agreement”) is entered into by and between Merchants Capital Corp. (“MCC”) and Michael R. Dury, currently an Indiana resident (“Employee”), to be effective as of January 1, 2021 (the “Effective Date”).

WHEREAS, MCC and Employee entered into that certain Employment Agreement dated December 29, 2010 (the “Original Employment Agreement”);

WHEREAS, MCC and Employee amended the Original Employment Agreement by that Amendment to Employment Agreement effective as of January 1, 2017;

WHEREAS, MCC currently employs Employee on an “at-will” basis as President and Chief Executive Officer, and MCC and Employee intend to continue their “at-will” employment relationship according to the terms and conditions of this Agreement;

WHEREAS, MCC and Employee desire to further amend, and then to restate, the Original Employment Agreement to be effective from and after the Effective Date, to, among other things, more directly link Employee’s compensation to the overall success of MCC;

WHEREAS, Employee shall, for and on behalf of MCC, develop, preserve, and improve MCC’s relationships with its customers, prospects, and business contacts;

WHEREAS, MCC’s customer base is located in Indiana and throughout the contiguous United States, and MCC offers loans on properties located in Indiana and throughout the contiguous United States;

WHEREAS, in the course of Employee’s employment with MCC, Employee will gain access to certain unique, confidential, and valuable information of or relating to MCC’s business contacts and its customers and prospects;

WHEREAS, it is essential to MCC’s business that it protect its goodwill and that any trade secrets and confidential information disclosed by MCC to Employee or learned or developed by Employee as a consequence of or through Employee’s employment with MCC remain confidential; and

WHEREAS, in agreeing to continue to employ and compensate Employee, MCC is relying on Employee’s assurances and promises not to use or disclose its trade secrets and other confidential information in a manner that is inconsistent with this Agreement or applicable law and not to divert MCC’s customer or other business contacts, loyalty, or goodwill.

NOW, THEREFORE, in consideration of the mutual covenants and consideration contained in this Agreement, the sufficiency of which is hereby acknowledged, MCC and Employee agree as follows:

(1)	Employment; Title; “Employment-At-Will”. MCC shall continue to employ Employee as President and Chief Executive Officer. MCC and Employee each have the right to terminate this Agreement at any time, with or without cause or advance notice. Termination of this Agreement simultaneously terminates the employment relationship.

(2)	Duties; Best Efforts. Employee’s duties include overseeing and leading the operation and management of the business of MCC and the furtherance of its business interests including the marketing, servicing and promoting of MCC’s mortgage banking business and the origination of loans involving multifamily housing and health care facilities financing. Examples of specific duties include, without limitation, remaining informed of developments in market conditions that impact MCC’s business; being visible to referral sources and other appropriate segments of the commercial real estate industry in order to meet and retain potential new customers for MCC; analyzing and assessing customers’ financial circumstances to determine whether the customer and property qualify for particular types of loans; advising customers about the risks and benefits of loan alternatives; and assisting customers in identifying and securing loans appropriate for their individual circumstances and goals. Employee initially shall be accountable to the Approving Person (as defined below). Employee’s title, duties, and/or reporting relationships may be changed in the sole discretion of Approving Person. Employee shall exercise its best discretion and independent judgment in fulfilling Employee’s responsibilities and shall put forth Employee’s best efforts to performing all duties assigned by Approving Person. Employee shall not accept any employment, independent contractor, or other professional relationship with any other person or entity without authorization from Approving Person.

(3)	Location. Employee’s primary work location initially shall be MCC’s office in Carmel, Indiana. Employee must be available for meetings and other functions at other locations as appropriate to the duties of the position. Employee acknowledges that regular physical presence at MCC’s office or other locations as set forth herein is an essential function of the position for which Employee is employed.

(4)	MCC’s Policies. Except as otherwise specified in this Agreement or any other agreement signed by Employee and the Approving Person (as defined below), or a person designated thereby, Employee is subject to the same policies as other employees of MCC, including but not limited to policies described in any personnel manual or similar document, as such policies are amended from time to time in MCC’s sole discretion.

(5)	Compensation; Benefits.

(a)	Definitions. For the purposes of this Agreement:

(i)	“Approving Person” means the Chief Executive Officer of Merchants Bank of Indiana; provided, however, if at any time Employee holds the office of Chief Executive Officer of Merchants Bank of Indiana, the Board of Directors of Merchants Bancorp will act as the Approving Person.

(ii)	“Base Salary” means $250,000, which may be modified by the Approving Person at any time upon prior notice to Employee.

(iii)	“Designated Borrower” means a list of MCC’s customers designated by the Approving Person on an annual basis for which Employee will be assigned to originate loans.

(iv)	“Designated Borrower Financing Fee Income” means the total Financing Fee Income paid directly by all Designated Borrowers to the MCC on loans originated by Employee.

(v)	“Financing Fee Income” means all origination fees and exit fees paid directly by a borrower to MCC on loans originated by an employee of MCC, less any fees paid by MCC to a third party (e.g., any participant). Financing Fee Income does not include any fees paid by a person other than the borrower.

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(vi)	“Non-Designated Borrower Financing Fee Income” means the total Financing Fee Income paid directly by all borrowers, excluding Designated Borrowers, to MCC or Merchants Bank of Indiana on loans originated by employees of MCC.

(vii)	“Threshold” means an amount equal to two times (2x) the then in effect Base Salary.

(viii)	“Total Fee Income” means the Non-Designated Borrower Financing Fee Income plus any trade premium, VLI fees, and securitization fees paid directly to MCC for (A) Merchants Bank of Indiana balance sheet loans, (B) FHA loans, and (C) agency eligible loans, excluding loans to Designated Borrowers, originated by an employee of MCC.

(ix)	“Volume Bonus” means an amount equal to 5% of the Total Fee Income.

(b)	Base Salary. In consideration for services provided by Employee, Employee shall receive the Base Salary. The Base Salary, less payroll taxes and other legal and authorized deductions, shall be paid in installments at such times and intervals as salaries of other salaried employees of MCC are paid. At MCC’s discretion, deductions may be made from the Base Salary during periods that Employee performs no work, but only to the extent such deductions are permitted by the federal Fair Labor Standards Act.

(c)	Commissions. In addition to the Base Salary and Volume Bonus (as provided in Section 5(d)), MCC shall pay Employee a percentage of the Designated Borrower Financing Fee Income in accordance with this Section 5(c) (collectively, the “Commissions”):

(i)	If the Designated Borrower Financing Fee Income during the calendar year does not exceed the Threshold, Employee is not entitled to any portion of the Designated Borrower Financing Fee Income;

(ii)	MCC shall pay Employee an amount equal to 20% of the portion of the Designated Borrower Financing Fee Income during the calendar year that exceeds the Threshold but does not exceed $750,000;

(iii)	MCC shall pay Employee an amount equal to 25% of the portion of the Designated Borrower Financing Fee Income during the calendar year that exceeds the $750,000 but does not exceed $1,000,000; and

(iv)	MCC shall pay Employee an amount equal to 30% of the portion of the Designated Borrower Financing Fee Income during the calendar year that exceeds $1,000,000.

(d)	Volume Bonus. In addition to the Base Salary and Commissions, MCC shall pay Employee the Volume Bonus.

(e)	If there is a dispute over which employee of MCC originated a particular loan, the Approving Person shall decide, in its sole discretion, which employee originated the loan in question. If there is any dispute over whether any fee, payment, or other amount constitutes part of Financing Fee Income and/or Total Fee Income, the Approving Person shall decide, in its sole discretion.

(f)	Notwithstanding any provision in this Agreement to the contrary, Employee does not earn any Commissions or Volume Bonus with respect to a loan until the loan closes and the Financing Fee Income or Total Fee Income, as applicable, for that loan are actually received by MCC. Therefore, Employee shall not be paid any Commissions or Volume Bonus on any Financing Fee Income or Total Fee Income actually received by MCC subsequent to the Termination Date (defined in Section 6, below).

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(g)	For each calendar year during the employment relationship, Commitment Fees for loans originated by Employee shall be aggregated toward the calendar year requirement and any accrued but unpaid commissions shall be paid quarterly, within ten (10) business days of the end of the quarter (quarters end March 31, June 30, September 30, December 31). Upon termination of the employment relationship, Employee shall be paid any unpaid Base Salary earned to and including the date of termination and any unpaid Commissions and Volume Bonus earned to and including the date of termination on or before the regular pay day for the pay period in which the relationship terminates. If Employee’s employment ends during a calendar year, the base amounts that the Designated Borrower Financing Fee Income must exceed in order for Employee to earn any Commissions under Section 5(c) shall not be prorated.

(h)	Fringe Benefits. Except as otherwise specified in this Agreement or any other agreement signed by Employee and the Approving Person, or a person designated thereby, Employee shall be eligible for all fringe benefits available to similarly situated employees of MCC on the terms that those benefits are offered to similarly situated employees of MCC. Such benefits are subject to change from time to time at the sole discretion of MCC.

(6)	Non-Competition Agreement.

(a)	To protect MCC’s trade secrets and other confidential information, goodwill, and relationships with customers, prospects, and business contacts, Employee shall not, during the term of Employee’s employment with MCC (except in the course of Employee’s duties as an employee of MCC) and during the twelve (12) month period immediately following the date Employee’s employment with MCC ends (“Termination Date”):

(i)	Directly or indirectly, whether as an employee, employer, agent, owner, consultant, contractor, or in any other capacity, engage in the business of financing multi-family housing, health care facilities, or other commercial real estate (including, without limitation, financing involving Freddie Mac, Fannie Mae, Rural Housing Service, or HUD), or engage in any other business activity competitive with the products or services offered by MCC and/or under development by MCC during Employee’s employment with MCC and/or as of the Termination Date, with respect to any property located within the State of Indiana; or

(ii)	Directly or indirectly, whether as an employee, employer, agent, owner, consultant, contractor, or in any other capacity, solicit any customer of MCC (“Customer”) for the purpose of engaging in the business of financing multi-family housing, health care facilities, or other commercial real estate (including, without limitation, financing involving Freddie Mac, Fannie Mae, Rural Housing Service, or HUD) or engaging in any other business activity competitive with the products or services offered by MCC and/or under development by MCC during Employee’s employment with MCC and/or as of the Termination Date (for purposes of this Agreement, “Customer” means any individual or entity: (i) for whom/which Employee originated a loan on behalf of MCC; (ii) whom/which Employee solicited or otherwise contacted for the purpose of originating a loan on behalf of MCC; and/or (iii) with respect to whom/which Employee was provided, or had access to, Confidential Information (defined in Section 7 below)); or

(iii)	Request, solicit or advise any Customer to withdraw, curtail, cancel, reduce, or otherwise change their business with MCC; or

(iv)	Entice, induce, or encourage any other person to engage in any activity which, were it done by Employee, would violate any provision of this Agreement.

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(b)	During the twelve (12) month period immediately following the Termination Date, Employee shall, within five (5) days of accepting any employment, consulting engagement, engagement as an independent contractor, partnership, or other association, advise MCC in writing of the identity of the individual or entity with whom Employee has or intends to become associated. MCC shall have the right to serve notice upon each such individual or entity that Employee is bound by this Agreement and furnish each such individual or entity with a copy of this Agreement or relevant portions thereof.

(7)	Confidential Information and Records.

(a)	Employee shall receive in confidence any and all data and information about MCC’s business that comes to Employee’s attention during Employee’s employment with MCC, including, without limitation: (i) customer lists and customer information, including names, addresses and other contact information, requirements, financial information, transaction histories, and other information relating to MCC’s relationships with customers; (ii) prospect lists and information, including names, addresses and other contact information, requirements, financial information, and other information relating to MCC’s efforts to secure business with prospects; (iii) marketing plans and concepts; (iv) fee schedules; (v) products and services in development; (vi) information concerning sales, costs, profit margins, and other financial information pertaining to MCC; and (vii) any other information MCC reasonably treats as confidential during Employee’s employment with MCC (collectively, the “Confidential Information”). Employee shall not disclose any Confidential Information to anyone except MCC or authorized representatives designated by MCC. Employee shall use such Confidential Information only in the course of Employee’s duties as an employee of MCC and in the best interests of MCC.

(b)	Employee’s confidentiality obligations imposed by Section 7(a) shall continue as long as the Confidential Information remains confidential. The confidentiality obligations imposed by Section 7(a) do not apply to information that Employee can prove becomes generally known to the public other than through violation of this Agreement.

(c)	The parties agree that the foregoing is intended to supplement, but not displace, MCC’s rights under the Indiana Uniform Trade Secrets Act, Ind. Code § 24-2-3, et seq., and its supplemental and successor acts.

(d)	Immediately upon MCC’s request and/or termination of Employee’s employment, Employee shall return all property of MCC, including without limitation MCC-provided computers, software, cell phones, data storage devices, and all records and documents, regardless of form, that contain Confidential Information. Employee shall delete all Confidential Information from all personal computers, storage devices, cell phones or other devices owned by Employee. Employee shall not maintain copies (electronic or otherwise) of any Confidential Information. In addition, Employee shall provide to the Approving Person, or any person designated thereby, upon their request, all information necessary for the use of any MCC property, such as passwords or access codes.

(8)	Agreement to Not Solicit MCC’s Employees. During the twelve (12) month period immediately following the Termination Date, Employee shall not: (i) hire, solicit, contract for the services of, or otherwise employ or attempt to employ any person who was, on or at any time during the six (6) month period immediately preceding the Termination Date, an employee of MCC; or (ii) seek in any way to influence, solicit, induce, or attempt to induce any employee, consultant, agent, contractor, or other representative of MCC to terminate his/her employment or relationship with, or breach his/her agreements with or obligations to, MCC.

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(9)	Enforcement.

(a)	Employee acknowledges that the restrictions provided in Sections 6, 7, and 8 of this Agreement are reasonable and necessary for the protection of the business and goodwill of MCC considering the nature of the business in which MCC is engaged, the knowledge of MCC’s operations which Employee acquired and will continue to acquire, and the extent of the customer base of MCC.

(b)	The provisions of this Agreement are severable. If a court of competent jurisdiction determines that any provision of this Agreement is unenforceable, such provision(s) shall be removed from the Agreement, and the remaining provisions of the Agreement shall remain in effect and be construed and enforced as if such provision had not originally been contained herein.

(c)	Employee acknowledges the irreparable harm to MCC which may result from a breach of Sections 6, 7, and/or 8 of this Agreement by Employee. In the event of Employee’s actual or threatened breach of Sections 6, 7, and/or 8 of this Agreement, MCC shall be entitled, though not limited to, an injunction restraining Employee therefrom.

(d)	The existence of any claim or cause of action by Employee against MCC, whether predicted on this Agreement or otherwise, shall not constitute a defense to MCC’s enforcement or application of the provisions of Sections 6, 7, and/or 8 of this Agreement.

(e)	The provisions of Sections 6 through 13 of this Agreement shall survive the termination of this Agreement and Employee’s employment hereunder.

(f)	In any legal action to enforce the terms of this Agreement, the prevailing party shall be awarded its costs and expenses, including its attorneys’ fees. The term “prevailing party” shall include, but not be limited to, a party who brings an action against the other by reason of the other’s breach or threatened breach and obtains substantially the relief sought whether by compromise, settlement, or judgment.

(10)	Amendment; Waiver. This Agreement may not be amended, nor may any provision of this Agreement be waived, except by a signed writing specifically referring to this Agreement and signed by Employee and the Approving Person, or a person designated thereby. No failure of any party to exercise any right under this Agreement or to insist upon strict compliance by any party with its obligations hereunder shall constitute a waiver of the right to demand exact compliance with the terms of this Agreement. No waiver shall obligate a party to agree to any future waiver or affect the validity of any provision relating to such waiver.

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(11)	Assignment. Employee may not assign this Agreement. MCC may assign this Agreement to any successor to its business.

(12)	Governing Law; Headings. This Agreement shall be governed by the laws of the State of Indiana, and in any action to enforce its terms, venue shall be in Hamilton County Indiana (or, in the case of federal court action, Marion County, Indiana). Section headings are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

(13)	Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed this First Amended and Restated Employment Agreement to be effective on the Effective Date.

MERCHANTS CAPITAL CORP.

By:	/s/ Michael J. Dunlap
Name:	Michael J. Dunlap
Title:	Chairman

EMPLOYEE

/s/ Michael R. Dury
Michael R. Dury

[Signature Page to Amended and Restated Employment Agreement]